Exhibit 23.02

                                                                     Page 1 of 2

                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Culligan Water Technologies, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-45981) of United States Filter Corporation of our report dated April 7, 1998, with respect to the consolidated balance sheets of Culligan Water Technologies, Inc. as of January 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.


                                                       /s/ KPMG Peat Marwick LLP
Chicago, Illinois
May 14, 1998


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                                                             Exhibit 23.02

                                                                     Page 2 of 2

                            CONSENT OF KPMG AUDIT PLC


The Board of Directors
Protean plc:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-45891) of the United States Filter Corporation of our report dated June 12, 1997, relating to the consolidated balance sheet of Protean plc as of March 31, 1997, and the related consolidated profit and loss account, cash flow statement, reconciliation of net cash flow to movement in net debt, statement of total recognized gains and losses, reconciliation of movements in shareholders' funds, and note of consolidated historical cost profits and losses for the year ended March 31, 1997 and to the reference to our firm under the heading "Experts" in the prospectus.


                                                              /s/ KPMG Audit Plc
KPMG Audit Plc
Chartered Accountants and Registered Auditor
London
May 14, 1998